                  ______________________________________________________________
                  Report of the Chairman of the Board of             Exhibit 10
                  Executive Directors

                  _______
                  The year 2000 brought a good recovery in revenues and income growth. Revenues grew in all markets in which Oce is active. Net income from ordinary activities in the 2000 financial year went up from (Euro) 132 million in 1999 to (Euro) 152 million. That is an increase of 15%. Net income from ordinary activities in 1999 increased with 2% from (Euro) 129 million to (Euro) 132 million.

Growth Overall, especially in the light of the market situation, the business showed a solid development, based on a high-quality range of products and services. In 2000 this range was further expanded, with a role of growing importance for service, software and consultancy.

                    Our company also responded to the favourable development of the economy and the weaker euro, which had a positive influence on the development of our results and our competitive position.

                    Despite the negative effects that the exchange rate changes had on competing suppliers based in the United States and Japan, substantial (price) competition continued to exist, especially in the office market. There was high pressure on prices and margins in the office market, though this specifically occurred in the lower volume segments. The high volume segments, which Oce focuses on and in which the company holds a strong position, were more stable. In addition, this high volume segment is showing a growing need for business services and consultancy. In wide format and production printing, where price competition is lower, Oce holds a leading position world-wide. In these markets, too, demand for products and services, particularly in the areas of system integration and consultancy, is on the increase.

Good condition    What the figures do not reflect are the radical changes that are taking place within Oce to strengthen the organisation.
                  These changes will increasingly start to yield concrete results in the years ahead. It is characteristic of the good condition of our business that the offensive that has been launched has found a broad basis of support and has been accepted by many as a challenge. At Oce we are now in a phase of dynamic development, which is marked by countless changes and improvements in the organisation, by the strengthening of our market position and, more than anything, by the series of major steps that have been taken to initiate new activities that customers expect from us.

                    In view of the situation in the markets on which Oce
                  operates and the problems that a number of competitors were confronted with in 2000, the measures that have been taken are in our view effective, timely and decisive.

                    During the year under review the restructuring operation,
                  which affected 1,000 jobs, was completed.

___
8

                  ______________________________________________________________
                  Report of the Chairman of the Board of Executive Directors

                  ________
                  Strategy: reviewed and substantially refocused

                  Oce has achieved the positive results through a deliberately chosen strategic positioning on the markets in which the company is active. During 2000 the strategy for all activities was reviewed and then refocused.

                    Oce's strategy is focused primarily on value creation and
                  therefore on enhancing the company's market value. As a result of this the product offerings will be geared to products with a high added value. High volume printers and copiers, colour printers and colour copiers, software and the provision of professional services will receive particular attention.

                    In all activities value creation will also be translated
                  into efforts to achieve the highest operational standard (operational excellence). E-business will be optimally deployed in all application areas. The successful implementation of Oce's strategy will be accompanied by investments, disposals, acquisitions and alliances and by an ongoing strengthening of the quality of our personnel.

Investments       In all our markets the foregoing leads to sizeable investments in the development of the software and services needed to confirm Oce's position as a supplier of integrated management systems for document flows. That position is essential for the profitable growth of our company over the longer term.

                    The new generation of black-and-white and colour printers
                  will likewise require considerable investments and initial costs. The construction of the new plant for speciality consumables for colour printers is one example of this.

Tighter focus     Everything points to the fact that the document, as a clearly arranged collection of information (both physical and digital) will remain the formal means of communication. Oce seeks to make the expensive processes relating to that document more efficient, cheaper and faster. A number of years ago we had already made the move from analogue to digital, a technology that is seen as decisive for developments in our sector.
                  However, Oce also makes it possible for analogue and digital products to operate alongside each other, which means that costly investments by customers are not lost. Today our digital machines, software and systems have become more and more an integral part of the management of document flows within (and increasingly often, also outside) an organisation.
                  As part of this approach our system consultants handle the analysis, the design and the maintenance of the systems. In addition to machines and service, consultancy and software are the major new products that Oce is focusing on.

                    Illustrative of these developments are the disposals and
                  acquisitions. In the Netherlands and Switzerland a number of manufacturing sites for (conventional) consumables were closed down. The production units in Chateauroux and Guerande (France) were transferred to third parties. Against that we acquired the software business Computer Gesellschaft Konstanz mbH (now called Oce Document Technologies GmbH) in Germany and entered into a joint venture with Real Software Group N.V. in Belgium. This means a strengthening for Oce in terms of both advanced digital products and a wealth of know-how and ICT development capacity.

___
9

                  ______________________________________________________________
                  Report of the Chairman of the Board of Executive Directors


                  _________
Internet and      The possibilities offered by internet and e-business are being
e-business        extensively explored and in some instances are already being exploited. There are many ways in which the web influences
                  Oce's sphere of operations, and in all cases the effects are positive: as a generator of print volume, as an ever more important communication channel, both internally in contacts with customers (web-based support), and as an additional sales channel for a number of specific products. For a certain category of customers (job printers and copy shops) the web also serves as a channel for transmitting assignments to Oce.
                  The enabling software is supplied by Oce.

                  The year under review was characterised by intensive efforts to change and accelerate numerous business processes. Those efforts were rewarded with success and are reflected in the results. That is due in the first place to the dedication shown by employees world-wide. Thanks to them the fast restructuring operation, which has meanwhile been completed, has yielded the anticipated result. We would like to express our sincere appreciation for all those efforts.

                    We are grateful to customers, shareholders, suppliers and
                  partners for their continuing confidence in the route we are taking and for their faith in the company's objectives.

                  R.L. van Iperen, chairman


___
10

                  _____________________________________________________________
                  Report of the Board of Executive Directors

                  ________
                  Strategic outlook

                  The Report of the Chairman of the Board of Executive Directors mentions value creation as the company's central strategic objective. Value creation as described there implies that we will respond to changes in the market by leveraging Oce's leading position that it holds in the (sub-)markets in which it operates.

                    The trends from analogue to digital, from black-and-white to colour and from the supply of hardware to the provision of a combination of hardware, software and services will determine the strategic choices that are made. Besides, the borders between our sub-markets will become more diffuse, largely due to the far-reaching influence of software developments and the internet.

                    During the year 2000 Oce mapped out its strategic route for the years ahead. The present positioning of all Strategic Business Units has been evaluated and refocused to deliver greater value creation. For all activities objectives such as growth in revenues and income and asset management have been translated into concrete form. These objectives and the emphasis placed on the underlying value drivers differ for each activity, whilst the analyses that were applied clarify the `why and how'.

                    Organisational changes will accompany these strategic
                  initiatives and extra attention will be devoted to accelerating the supply of software and to improving the service activities. For Facility Services and Imaging Supplies activities organisational changes have been implemented to ensure that these activities can perform to their full potential. On a regional basis, too, activities will be assessed as to their contribution. This relates to both front-office and back-office activities.

                    In Oce's strategic vision machines will play a crucial role.
                  The new strategic products that will be brought to market are therefore of vital importance. These introductions, together with the strategic initiatives outlined above, will make extremely high demands on the Oce organisation. Investments, disposals, acquisitions and strategic alliances will also be needed to achieve the sought-after result. Recruitment of new personnel, further training and career monitoring are essential and high requirements will be set for effective system support.

                    The challenge is enormous but the choices are clear, as is the conviction that Oce will take the strategic steps with success.

                  _________
                  Results

                  Total revenues increased by 14% to (Euro) 3,224 million. Autonomous growth accounted for 4% of this increase; the contribution by exchange rate effects and acquisitions to the increase in total revenues amounted to 8% and 2% respectively. In the previous year net revenues increased by 3% to (Euro) 2,838 million. Excluding exchange rate effects (1%) and acquisitions (1%) the increase amounted to 1%.

                    Operating income went up by 14% to (Euro) 282 million. Last year operating income went up by 1% to (Euro) 248 million. On a per share basis, basic earnings from ordinary activities increased by 14% to (Euro) 1.76 (1999: (Euro) 1.54).
                  Expenditure on Research & Development increased by 19% to
                  (Euro) 199 million. This is equivalent to 6.2% of total revenues (1999: (Euro) 167 million and 5.9% of total revenues).

                    Gross capital expenditure on `Property, plant and equipment'
                  amounted to (Euro) 114 million (1999: (Euro) 115 million). Depreciation and disposals worked out at a total of (Euro) 136 million (1999: (Euro) 124 million).

                    In the market for Wide Format Printing Systems Oce booked
                  total revenues of (Euro) 901 million, an increase of 15%. Excluding acquisitions (3%) and exchange rate effects (9%), revenues increased by 3%. In the previous year revenues went up by 1% to (Euro) 782 million. After deduction of acquisition (2.5%) and exchange rate
____
11

                  ______________________________________________________________
                  Report of the Board of Executive Directors


                  _________
                  effects (1%) revenues decreased by 2.5%. This increase was mainly attributable to successful sales of the Oce 9600 mid-volume printer/copier and to the strong increase in revenues from service and software. In addition to the growth in the Technical Documentation Systems market, there was also strong growth in Display Graphics, despite the fact that Oce's participation in this market is still limited in size.

                    In the market for Document Printing Systems Oce's revenues rose by 11% to (Euro) 1,551 million. After deduction of exchange rate effects the increase in revenues amounted to 4%. In the previous year revenues went up by 2% to (Euro) 1,399 million and exclusive exchange rate effects (1%) the increase amounted to 1%. Revenues from analogue printing decreased, but this decline was amply offset by the strong increase in digital printing. Especially the Oce 31X5 family contributed to this. In the Network Printing Solutions segment revenues were favourably influenced by the increased interest in our products for integral document management.

                    In the market for Production Printing Systems revenues grew by 17% to (Euro) 772 million, of which 8% stemmed from exchange rate effects and 4% from acquisitions. In 1999 revenues increased by 7% to (Euro) 657 million, of which 1% was the result of exchange rate effects. In this market the print volume increased strongly and revenues from service, software and supplies also grew. In the Printing & Publishing segment Oce's revenues rose by more than 50%, twice the rate of the market growth.

                    Revenues in the Facility Services market increased by 48%
                  (1999: 34%). This increase occurred both in the United States and in Europe.

                    While revenues were higher, the profitability of Imaging
                  Supplies came under pressure, chiefly because of an accelerated phase-out of diazo materials and further rationalisation of the range and the manufacturing and logistics operations.

                  Dividend

                  For the 2000 financial year we propose to distribute a dividend of (Euro) 0.58 1999: (Euro) 0.50) per ordinary share of (Euro) 0.50 nominal. This dividend involves an amount of
                  (Euro) 49.5 million (1999: (Euro) 41.7 million). If the General Meeting of Shareholders adopts this proposal the final dividend will amount to (Euro) 0.43; the interim dividend amounted to (Euro) 0.15. It is proposed to distribute the final dividend fully in cash. The pay-out ratio of 33.4% (1999: 32.4% before exceptional items) is at a level that we consider necessary for a healthy and balanced financing of our expansion.

                  Prospects

                  Oce has successfully completed the change-over from analogue to digital and has grown to a leading company in the supply of integrated document solutions for use in professional environments. The launches of hardware and software products, which started at the end of 2000 with the Oce DPS400, the Oce TDS400 and the Oce TDS800, will form a solid basis for the development of income in the years ahead. In 2001 the Oce CPS700, the digital colour copier for the office environment, will be shipped to market. This is the first product on the market based on Oce's own colour technology.

                    Oce expects that the positive development in revenues and
                  income will be maintained in 2001 despite substantial costs for the production start-up and market launch of new products and barring unforeseen developments on the foreign exchange and interest markets. This expectation is based on the introduction of the above-mentioned products and on continuation of the cost-control measures which proved successful during the past year.

___
12

                  ______________________________________________________________
                  Report of the Board of Executive Directors

                  ______
Yield objective   Oce seeks further improvement in the overall profitability of the business through autonomous growth, acquisitions, increased efficiencies and a reduction in capital intensity. A return of 12% on total assets continues to be the medium-term objective. In 2000 this return amounted to 9.3% (1999: 9.0%).

                  _______
                  Risk management

                  Oce is faced with the commercial and technological risks of a company which specialises in the development, manufacture and distribution of technologically advanced products on a global scale. Oce concentrates on high-value professional markets in which its unique technology allows the company to profile itself clearly.

Market risks      Because of the fast-moving developments in technology and in the markets in which Oce operates, the company has always placed great emphasis on managing the residual value risks of the Oce machines. To the extent that residual value risks exist, they are mainly restricted to the lease/rental portfolio in the office market. Oce has lowered the risk by applying a clear and standard depreciation for all the machines in the office market. Besides, the risk is limited because the machines -- after a complete overhaul -- are given a second useful lifetime.

                    Oce's broad technology base, the variety of markets on which the company operates and its links, mostly on a long-term basis, with highly diverse customer categories ensure also a spread of the risks. The revenues from rentals, leases, service and supplies, the highly diversified customer base and the wide geographical spread of operations help to create stability in the total revenue flow.

Technological     Oce has deliberately invested heavily in R&D in recent years.
risks             That has resulted in a range of self-developed core
                  technologies and products and highly market-focused innovations in the area of applications, operating concepts and improved environmental and safety features. Those core technologies also encompass a number of unique components and processes for new generations of printers and copiers for both black-and-white and colour applications. Oce's own colour technology for the office market will be launched in 2001. Oce also holds a leading position in printer technology for continuous-feed applications. In addition to its strengths in hardware technology Oce has expanded, partly through acquisitions and joint ventures, to become a software business that develops programs and systems both for its own products and for customers.

                    To guarantee the closest possible contact with the market, service and sales employees are involved in the development of hardware and software products at an early stage. Over the course of the years this has steadily reduced the learning curve further. In addition, recent changes in the way that product development is steered have strongly boosted the company's reaction speed and the flexibility of its response to new circumstances and customer needs.

Foreign exchange  Oce achieves its revenues all over the world, with particular risk emphasis on Europe and the United States. A considerable proportion of the costs are incurred in the currencies of the sales areas (US dollar, euro and pound sterling). Oce also has costs denominated in Japanese yen for the purchase of sub-assemblies and products to complete its range.

                    As regards the revenues from service, the foreign exchange risk is limited because most of the costs, consisting of the payroll expenses of the service technicians, are in local currency.

____
13

                  ______________________________________________________________
                  Report Of The Board Of Executive Directors

                  ____________
                  The effects of exchange rate fluctuations over the long term are offset as much as possible by conducting buying activities, where possible, in those currency areas in which the revenues are also achieved (matching principle) and by raising the local added value content. In addition, endeavours are made to offset the short-term consequences of foreign exchange fluctuations by pursuing an active currencies management policy. Oce applies a central foreign exchange management policy and a defensive foreign currency policy aimed at controlling the company's commercial and net asset exposures in various currencies. For this purpose Oce uses a number of financial instruments, particularly forward foreign exchange contracts. The policy and the plans based on it are implemented in close consultation with the Board of Executive Directors.

Interest rate     Most of the interest revenues originate from market placements
risks             of machines under financial lease contracts. Financial lease contracts usually comprise a fixed interest which corresponds to the rates charged by external leasing businesses. These contracts are mainly financed by interest-bearing capital whose interest rate is generally fixed in line with the duration of the contracts.

                    The interest rate policy is largely executed centrally at
                  corporate level through the use of financial instruments. Implementation of this policy, which is subject to strict rules, likewise takes place in close consultation with the Board of Executive Directors.

Euro Since 1999 Oce has been in a position to conclude contracts in euros. For the benefit of the operating companies a conversion program has been prepared which they can use to adapt their accounting system rapidly if they decide to switch over to the new currency. In general Oce is ready to use the euro.
____
14

                              __________________________________________________

                              Report of the Board of Executive Directors/Finance



                              _____

                              Financial review

 Total revenues               In 2000 total revenues rose by 14% to (Euro) 3,224
                              million. Autonomous revenue growth was 4%.
                              Exchange rates and acquisitions had a positive effect on revenues of 8% and 2% respectively. In
                              1999 revenues increased by 3% to (Euro) 2,838 million. Disregarding acquisitions (1%) and exchange rate effects (1%), the increase in revenues amounted to 1%. Revenues from sales were
                              (Euro) 1,893 million, 15% higher than in the previous year (1999: no increase as revenue was only (Euro) 1 million higher with (Euro) 1,647 million). Earnings from rental and service rose by 11% to (Euro) 1,216 million (1999: 7% to (Euro)
                              1,091 million). Interest income from financial leases increased by 15% to (Euro) 115 million
                              (1999: 11% to (Euro) 100 million).

                                 The growth in revenues was influenced not only
                              by favourable exchange rate effects but also by higher revenues from facility services. Facility Services activities now account for 9% of revenues, as compared to 7% in 1999. The share of digital in total earnings climbed from 51% in 1999 to 54% in 2000. Calculated as a percentage of total revenues from machines and the related earnings from software and service -- i.e. excluding Imaging Supplies -- the share of digital increased to 63% (1999: 60%).

 Gross margin                 As a percentage of total revenues the gross margin
                              was 41.8% (1999: 42.8% and 1998: 42.5%). The
                              principal reasons for the decrease in 2000 are:

                            _ the growing importance of Facility Services in
                              total revenues; Facility Services has a lower gross margin than Oce's other activities, but it also has a different operational cost structure;

                            _ exchange rates effects; the results of the hedging
                              policy pursued are included in the margin.
                                 Both these factors had an almost equal impact
                              on the decrease in gross margin.
                                 The average interest realised on the lease
                              portfolio amounted to 10.5% (1999: 10.4% and 1998:
                              10.5% In the financial lease contracts the interest percentage is fixed for the entire duration of the contracts.

 Operating income             Operating income increased by 14% to (Euro) 282
                              million (1999: (Euro) 248 million and 1998: (Euro)
                              245 million). This is equivalent to 8.8% of total revenues (1999: 8.7% and 1998: 8.9%) and corresponds to 9.3% of the average balance sheet total (1999: 9.0% and 1998: 9.6%). This was achieved because the increase in operational costs remained limited thanks to stringent cost control and the restructuring programme implemented in 2000.

 Research & Development (R&D) Spending on R&D rose to (Euro) 199 million (1999:
                              (Euro) 167 million and 1998: (Euro) 155 million), which corresponds to 6.2% of total revenues (1999: 5.9% and 1998:

[GRAPH: Total Revenues x (Euro) million]
[GRAPH: Operating income x (Euro) million]

----
 19

          ______________________________________________________________________

           Report of the Board of Executive Directors/Finance

           -------             ----------------    ----------------    ---------------

           Development of      2000                1999                1998
           total revenues by   -------   -------   -------   -------   -------   -------
           Strategic           total revenues as % total revenues as % total revenues as %
           Business Unit       x (Euro) million    x (Euro) million    x (Euro) million

           -------             -------   -------   -------   -------   -------   -------
           Wide Format
           Printing Systems        901        28       782        28       772        28
           Document
           Printing Systems      1,551        48     1,399        49     1,367        50
           Production
           Printing Systems        772        24       657        23       614        22
                               -------   -------   -------   -------   -------   -------

           Total                 3,224       100     2,838       100     2,753       100
           -------             -----------------   -----------------   -----------------

           Total revenues      2000                1999                1998
           by geographical     -------   -------   -------   -------   -------  --------
           areas               total revenues as % total revenues as % total revenues as %

                               x (Euro) million    x (Euro) million    x (Euro) million
           -------             -------   -------   -------   -------   -------  --------

           Germany                 405        13       383        13       383        14
           France                  220         7       213         8       214         8
           United Kingdom          219         7       210         7       207         7
           Netherlands             260         8       219         8       200         7
           Rest of Europe          595        18       582        21       567        21
           United States         1,287        40     1,049        37     1,018        37
           Rest of the world       238         7       182         6       164         6
                               -------   -------   -------   -------   -------  --------
           Total                 3,224       100     2,838       100     2,753       100


           5.6%). In 2000 no repayment liability in respect of development credits was added to R&D expenditure. As from the end of 2000 the only repayment liabilities that may arise are dependent on the success of the colour printer which is still to be introduced. During 2000 a subsidy of a maximum of (Euro) 22.7 million was approved by the European Commission for the development of a pioneering colour technology for wide format applications. An amount of (Euro) 7 million was included in the results for 2000 (1999: (Euro) 5 million); this is 24% of the costs incurred for this project over the past financial year.

               [GRAPH: Operating income as % of total revenues]

               [GRAPH: Research & Development x (Euro) million]

___
19

                              __________________________________________________

                              Report of the Board of Executive Directors/Finance

                              _____

 General administrative and   The general administrative and selling expenses
 selling expenses             increased from (Euro) 793 million in 1999 to
                              (Euro) 877 million (+10.6%). In 1999 these costs increased by 5% compared with 1998. Expressed as a percentage of total revenues these expenses decreased to 27.2% (1999: 27.9% and 1998: 27.4%).

 Financial expense (net)      Financial expense (net) -- the balance of interest
                              paid and other interest received -- increased from
                              (Euro) 59 million in 1999 to (Euro) 61 million in 2000. In the previous year financial expense (net) went down with (Euro) 2 million to (Euro) 59 million. Based on an average interest rate of 5.3%
                              (1999: 5.1% and 1998: 5.6%) the average interest-bearing capital increased by (Euro) 53 million.
                              This is largely due to foreign exchange effects
                              (particularly the conversion of USD loans) and to the increase in the financial lease receivables.
                              Interest income from financial leases amounted to
                              (Euro) 115 million in 2000 (1999: (Euro) 100
                              million and 1998: (Euro) 90 million).

 Income taxes                 The average taxation charge amounted to 30.3%
                              (1999 and 1998 both 29.0%). A further gradual increase in tax rate is expected in the years ahead.

 Net income                   Net income from ordinary activities increased by
                              15% to (Euro) 152 million. In the previous year net income before exceptional items increased by 2% to (Euro) 132 million. This corresponds to 16.8% of the average shareholders' equity (1999:
                              (Euro) 132 million and 17.1%). As a percentage of total revenues, net income amounted to 4.7% (1999:
                              4.6% before exceptional items and 1998: (Euro)
                              1.53). Basic earnings per share, calculated on the basis of the average number of ordinary shares outstanding, increased by 14% to (Euro) 1.76
                              (1999: (Euro) 1.54 before exceptional items and 1998: (Euro) 1.53).

                                  The net income attributable to the holders of
                              ordinary shares, i.e. after deduction of the dividend on financing preference shares, increased to (Euro) 148 million (1999: (Euro) 73 million after exceptional items and 1998: (Euro) 125 million).

                              _____

                              Commercial and financial activities

                              Oce's activities are characterised by a
                              combination of commercial and financial services, each with their own income profile and balance sheet characteristics.

                                  In assessing the financial position of the
                              Company as a whole, a distinction must be made between these two types of activities. As indicated below, the assessment criteria for both activities differ widely. The revenue from financial activities is formed by the interest from financial leases. The costs comprise the costs of financing the lease portfolio and the selling and administrative expenses. Where the financial activities are financed from interest-bearing capital, it has been assumed that this has been done fully on a fixed interest basis.

                                  The costs of financing are then allocated on
                              the basis of the average amount of fixed interest-bearing capital. For the selling and administrative expenses, including provisions for doubtful debtors, a cost level has been applied which corresponds to that of external `captive' lease companies with similar activities. After expiry of the lease contracts the machines, provided they have not been written off in full, are transferred to the commercial activities at their residual book value.

                                  For the financing of the financial activities
                              a ratio of 0.15 between the equity and the balance sheet total is used. This ratio is derived from `captive' companies in the financial services industry which publish their own annual accounts. Under this method the remaining part of the equity is allocated to the commercial activities.

                                  The table on the next page gives a breakdown
                              of the salient financial figures for the two company activities. The figures have been calcuted on the basis of consistent assumptions that have remained unchanged for a number of years.

                                  Net income from the commercial activities
                              increased last year by 14%. For the financial activities the average interest from financial leases was maintained at its high level of 1999.

                              ____

               --------------------------------------------------------------------------------------------------------
               Report of the Board of Executive Directors/Finance


               -----------                                    ----------          ----------         ------------------
                                                              2000                1999               x(Euro)million
               -----------                                    ----------          ----------         ------------------
               Commercial
               Revenues                                            3,109               2,738
               Gross margin                                        1,234               1,115
               Operating income                                      200                 177
               Financial expense (net)                                13                  15
               Result before taxation                                187                 162
               Income taxes                                           57                  47
               Result after taxation                                 130                 115
               Net income                                            128                 112

               Shareholders' equity                                  809                 659
               Minority interest                                      42                  42
                                                              ----------          ----------
               Group equity                                          851                 701
               Interest-bearing liabilities                          200                 288
               Provisions and other liabilities                      905                 870
                                                              ----------          ----------
               Balance sheet total                                 1,956               1,859

               Ratios
               Operating income as % of average
               balance sheet total                                  10.5                10.0
               Net income as % of average
               shareholders' equity                                 17.4                18.1
               Shareholders' equity as % of
               balance sheet total                                  41.4                35.5

               Financial
               Interest from financial leases                        115                 100
               Selling and general administrative expenses            32                  29
               Financial expense (net)                                48                  44
               Result before taxation                                 35                  27
               Income taxes                                           11                   8
               Result after taxation                                  24                  19

               Shareholders' equity                                  180                 159
               Interest-bearing liabilities                        1,019                 898
                                                              ----------          ----------
               Balance sheet total                                 1,199               1,057

               Ratios
               Interest from financial leases as % of
               average balance sheet total                          10.2                10.0
               Net income as % of average
               shareholders' equity                                 14.3                12.6
               Shareholders' equity as %
               of balance sheet total                               15.0                15.0

            _____
            21

                            __________________________________________________
                            Report of the Board of Executive Directors/Finance


                            __________

                            Use of funds and finance

Gross capital expenditure   In 2000 Oce's gross capital expenditure on
                            `Property, plant and equipment' amounted to (Euro)
                            114 million (1999: (Euro) 115 million).
                            An amount of (Euro) 136 million (1999: (Euro) 124 million) was released from depreciation and disposals.

                            ----------          ----------------------------------------    ------------------------------------
                            Geographical        2000                                        1999
                            spread of assets    ----------------         ---------------    ----------------         -----------
                                                x (Euro) million         as %               x (Euro) million         as %
                            ----------          ----------------         ---------------    ----------------         -----------
                            Germany                          489                      15                 478                  17
                            Netherlands                      597                      19                 505                  17
                            United Kingdom                   252                       8                 254                   9
                            France                           180                       6                 204                   7
                            Rest of Europe                   431                      14                 449                  15
                            United States                  1,066                      34                 884                  30
                            Rest of the world                140                       4                 142                   5
                                                  --------------          --------------     ---------------         -----------
                            Total                          3,155                     100               2,916                 100


Rental equipment and        The book value of rental equipment decreased by
financial lease             (Euro) 24 million to (Euro) 233 million (a decrease
receivables                 of 9%). In 1999 the book value of rental copying
                            equipment increased by (Euro) 17 million to (Euro)
                            257 million (an increase of 7%). The capitalised value of financial lease receivables (including short term accounts receivable) increased from
                            (Euro) 1,026 million in 1999 to (Euro) 1,175 million
                            (an increase of 15%). In 1998 compared with 1997 the financial lease receivable increased by 13% to
                            (Euro) 1,026 million. The aggregate value of rental equipment and financial lease receivables went up by 10% and represented 44.6% of the balance sheet total
                            (1999: 44.0%).

                               The balance sheet value of rental equipment is
                            calculated on the basis of the all-in costs, less depreciation. Financial lease receivables are valued at the net present value of the contracted lease instalments plus the residual value. Both these valuations give only a partial reflection of the economic significance of the population of machines installed on rental and on lease. A better assessment can be obtained by comparing the balance sheet value of rental equipment and financial lease receivables with their

[GRAPH: Rentals and leases x (Euro) million]

[GRAPH: Contracted cash inflows x (Euro) million]

________

_______________________________________________________________________________
Report of the Board of Executive Directors/Finance

                                   ______________                            _______________    ____________     _________________

                                                                               2000              1999              x(Euro)million
                                   ______________                            _______________    ____________     _________________

                                   Contractual cash inflows from:
                                   Rental contracts                                      448            508
                                   Financial leases and the related
                                   service contracts                                   2,190          2,063
                                                                                  ----------       --------
                                   Total                                               2,638          2,571

                                   Balance sheet value of:
                                   Rental contracts                                      234            257
                                   Financial lease receivables                         1,175          1,026
                                                                                  ----------       --------
                                   Total                                               1,409          1,283

                              economic value, which consists of the cash inflows expected to be generated on a contract basis.

                                        As the above table shows, the population
                               of rented and leased machines and the related service contracts generate a gross cash flow which is about 1.9 times (1999: 2.0 times and 1998: 1.9 times) higher than their balance sheet valuation. The average remaining duration of the lease contracts is about three years and that of the rental contracts is about one-and-a-half years. The contractual revenue from rentals, service and financial leases forms a stable basis for the future. The rental equipment and financial lease receivables also have a high liquidity value.
                                         The cash flows generated by rentals,
                               financial leases and service also contribute to the company's financial strength. To illustrate this, the table on page 24 shows the relationship between the cash flows expected to arise from the rental, financial lease and service contracts existing at balance sheet date and the total interest-bearing capital. The contractual cash flows have been reduced for this purpose by subtracting the relevant cash outflows. The latter consist of the estimated service costs and financial expenses that have to be incurred during the subsistence of the rental and financial lease contracts. Calculated on this basis, the net resultant cash flow from rentals, financial leases and service exceeds the total interest-bearing capital by 37% (1999 year end:
                               36% and 1998 year end: 28%).


Interest-bearing capital       At the 2000 year end the interest-bearing capital
                               amounted to (Euro) 1,220 million (1999 year end:
                               (Euro) 1,187 million). Of this amount, (Euro) 854 million (70%) had been taken out over the long term (1999: (Euro) 884 million).

Group equity                   Group equity increased to (Euro) 1,031 million
                               (1999: (Euro) 860 million and 1998: (Euro) 766
                               million). This increase was the result of earnings retained (+(Euro) 99 million), foreign currency translations (+ (Euro) 61 million), optional stock dividend (+ (Euro) 12 million), conversion of debentures (+ (Euro) 4 million), goodwill paid upon acquisitions (-(Euro) 2 million) and other movements (-(Euro) 3
                               million).

                                       Group equity as a percentage of the
                               balance sheet total amounted to 32.7% (1999: 29. 5% and 1998: 29.2%). Including the convertible subordinated guilder debenture loan, which will mature in June 2001 and whose conversion price is lower than the share price, this ratio amounted to 32.9% (1999: 29.8% and 1998: 29.7%). This ratio between interest-bearing borrowings and Group equity was 118:100 (1999: 138:100 and
                               141:100 in 1998).

------

                   ____________________________________________________________
                    Report of the Board of Executive Directors / Finance


                               _____________                            __________________     _______________    ________________
                                                                         2000                    1999              x(Euro)million
                               _____________                            __________________     _______________    ________________
                               Contractual cash inflows from:
                               Rental contracts                                        448                 508
                               Financial leases and the related
                               service contracts                                     2,190               2,063
                                                                               -----------         -----------
                               Total                                                 2,638               2,571

                               Expected cash outflows from:
                               Operational cash flows                                  830                 845
                               Financial expense (net)                                 131                 108
                                                                               -----------         -----------
                               Total                                                   961                 953



                               Expected net cash flows                               1,677               1,618
                               Interest-bearing capital                              1,220               1,187
                               Surplus as a %                                           37                  36      percentage


                               The shareholders' equity per ordinary share, calculated on the basis of the average number of ordinary shares outstanding at the end of the financial year, amounted to (Euro) 10.91 (1999 and 1998: (Euro) 9.14 and (Euro) 8.09
                               respectively).


 Cash flow                     Cash flow from operating activities amounted to a
                               positive (Euro) 39 million in 2000, compared with a positive (Euro) 53 million in 1999 and a positive (Euro) 77 million in 1998. The lower outcome of 2000 is mainly attributable to the negative change of long term liabilities while on the other hand net income increased strongly. The detoriation in 1999 compared with 1998 can be attributed mainly to the decrease of net income.
                                   Investing activities required a cash outflow
                               of (Euro) 58 million which is (Euro) 32 million less compared with 1999. This development is caused by lower needs for acquisitions while the proceeds from sale of property increased with
                               (Euro) 15 million.
                               By comparison in 1999 the net cash outflow of(Euro) 90 million was approximately (Euro) 61 million less than in 1998. This reflects the lower consideration for acquisitions.
                                   The needs of the financing activities were
                               decreasing with (Euro) 54 million from (Euro) 63 to (Euro) 9 million as the repayment of long term debt was approximately(Euro) 47 higher than the proceeds from newly acquired long term debt. In
                               1999 the cash flow from financing activities were stable, (Euro) 64 million, compared with 1998.


                                           [Graph: Dividend per share amounts in
                                            euro per 0.50 ordinary shares]


___________

                    ____________________________________________________________

                    Report of the Board of Executive Directors / Finance

                               _________                              ----------------    -----------   ------------------------

                                                                       2000                1999          x(Euro) million

                               _________                              ----------------    -----------   ------------------------
                               Investments in:
                              Property, plant and equipment (net)                   65             81
                              Rental equipment (net)                                80            107
                              New financial lease receivables                      520            446
                                                                      ----------------    -----------

                              Total                                                665             634


 Credit facilities            At the end of the financial year a total of(Euro)
                              906 million (1999: (Euro)702 million) of unused credit facilities were available to the Oce Group, the greater part of which are in the form of multi-year stand-by credit contracts.

                              ________

                              Financial leases

                              In the markets in which Oce operates, financing is an essential component of the product offering. By actively offering this possibility, therefore, the company takes on the role of a one stop supplier. Oce offers financing via lease programmes tailored to meet the specific wishes of each customer.

                                  This one stop shopping concept has advantages
                              for both the customer and Oce. For Oce it means that the constant flow of revenues from maintenance and supplies is accompanied by a relatively constant and profitable inflow of interest earnings.

                                  Oce's strength lies in the combination of
                               leasing and the possibilities for remarketing after expiry of the contract. The company operates remanufacturing and remodelling programmes which extend the technical and economic lifetimes of its machines. As a result Oce can keep its machines on the market for longer periods, both via contract extension and via placement with other customers.

                                  The debtors risk is slight, not only thanks to
                               the spread of customers across many customer categories in many countries and the close relationship that exists with customers via the provision of technical service, but also because Oce can realise the value of the machines when they are remarketed.

[GRAPH: Investments x (Euro) million]

--
25

                         _______________________________________________________
                         Report of the Board of Executive Directors/Finance


                         ________

Funding Since almost all lease contracts are based on an interest rate that is fixed for their entire duration, it is Oce's policy to finance its lease portfolio predominantly with interest-bearing capital, with the interest rate generally being fixed in line with the duration of the contracts (matching principle) so as to safeguard the interest spread during the full contractual period.

Accounting               The lease programmes that Oce offers can be split into
                         financial leases and operational leases. The latter type are also referred to as rentals. In the case of financial leases the economic risk passes to the customer. The duration of these lease contracts is three to six years and is usually equal to and sometimes longer than the depreciation period applicable to the relevant machines. As a result, the residual value risk is limited.
                              At the moment when the financial lease contract is
                         signed, the selling price of the machine is recorded as revenue in the form of the net present value of the financial lease instalments. During the subsistence of the contract the interest received is booked to revenue. Revenues from maintenance and service are accounted for separately.
                              Machines for which an operational lease contract
                         has been concluded are rented to customers for durations of, normally, one to three years. In these contracts the rental instalments are included in revenue for the reporting period in which they fall due. The rental instalments represent a fee to cover the cost of use, servicing and interest.
                               In 2000 50% (1999: 48% and 1998: 47%) of all
                         direct sales of machines were installed on the basis of financial leases. In Document Printing Systems this percentage was considerably higher than in Wide Format
                         Printing Systems and Production Printing Systems.
                               Interest income from financial leases went up by
                         15% to (Euro) 115 million (1999: (Euro) 100 million and
                         1998 (Euro) 90 million). The balance sheet value of the financial lease receivables increased by 15% to (Euro)
                         1,175 million and represented 37% of the total invested capital at the 2000 year end (1999 and 1998 year end:
                         both 35%). The aggregate balance sheet value of financial and operational leases rose by 10% to (Euro)
                         1,409 million and amounted to 44.6% of the total invested capital at the 2000 year end (year end 1999 and 1998: 44% and 43.8% respectively).
                               In view of the average interest rate of 10.5%
                         (1999: 10.4% and 1998: 10.5%) achieved on the lease
                         portfolio, financial leases make a good contribution to the result. The return on financial leases represents
                         14.3% (1999: 12.6% and 1998: 10.9%) of average
                         shareholders' equity.


External lease partners  In a number of smaller markets efforts will be made in the years ahead to transfer the local lease portfolio to external lease partners. The reason for this is that the small size of these individual portfolios does not warrant the build-up of the specific local knowledge and expertise. These measures, potentially affecting some 20 countries, will require thorough preliminary study, also because this should preferably not lead to negative consequences for the customers.


________

                      --------------------------------------------------------------------------------------------------------------
                      Report of the Board of Executive Directors/Operational developments

                      -----------------------  --------------------   ----------------------------    ------------------------------

Markets and products  Strategic Business Unit  Business Group         Markets                         products/services

                      --------------------------------------------------------------------------------------------------------------
                      WFPS-Wide Format         TDS-Technical          Technical environments, such    Series LV, MV, HV large format
                      Printing Systems         Documentation          as design engineering offices,  printers/copiers, scanners,
                                               Systems                manufacturing and construction  folders.
                                                                      companies, job printers,        Scanning, printing and
                                                                      architectural design offices.   archiving software.
                                               -------------------------------------------------------------------------------------
                                               DG-Display             Printing sector.                Wide format colour printers
                                               Graphics               Full colour posters and other   and scanners.
                                                                      wide format printed matter in   Raster Image Processor (RIP),
                                                                      colour.                         copying and scanning software.
                                                                      Wide format print shops and
                                                                      copy shops.
                      --------------------------------------------------------------------------------------------------------------
                      DPS-Document             DP-Document            Office environments.            Series LV, MV, HV and VHV
                      Printing Systems         Printing               Central repro departments.      copiers/printers/scanners.
                                                                      Electronic Data Processing      Server software. Application
                                                                      environments.                   software.
                                                                      Print-for-pay market.
                                               -------------------------------------------------------------------------------------
                                               NPS-Network            Office environments.            Series MV, HV and VHV
                                               Printing Solutions     Central Repro departments.      printers.
                                                                      Electronic Data Processing      Copiers/printers/scanners.
                                                                      environments.                   Server software. Application
                                                                      Print-for-pay market.           software. Consultancy.
                      --------------------------------------------------------------------------------------------------------------
                      PPS-Production           EPP-Electronic         Banks. Insurance companies.     VHV continued feed printers
                      Printing Systems         Production Printing    Public utilities.               (PAGESTREAM) and cutsheet
                                                                      Electronic Data Processing      printers.
                                                                      environments.                   Application software.
                                                                                                      Consultancy.
                                               -------------------------------------------------------------------------------------
                                               P&P-Printing &         Printers.                       VHV printers and finishing
                                               Publishing             Publishers.                     equipment.
                                                                                                      Application software.
                                                                                                      Consultancy.
                                               -------------------------------------------------------------------------------------
                                               IS-Imaging Supplies    All relevant Oce markets,       Broad range of supplies.
                                                                      for both Oce and third-party    Wide format rolls.
                                                                      equipment.                      A4 white bulk. Specialities.
                                                                                                      Colour copier supplies.
                                                                                                      Toners.
                                               -------------------------------------------------------------------------------------
                                               FS-Facility Services   Companies.                      Document Management Services:
                                                                      Governments.                    consultancy and systems,
                                                                      (Local) authorities.            document creation,
                                                                      Non-profit organisations.       production, distribution,
                                                                                                      archiving.

_______
30

________________________________________________________________________________

Report of the Board of Executive Directors/Operational developments

______

Document and data

Over the past ten to fifteen years the document has played a central role in Oce's activities. However, the significance of the document and the way in which it is processed have changed. Whereas in the past Oce equipment was used to reproduce a document and then distribute it, today a document is first distributed via a network and only printed later - as and when needed. Paper documents, static and basically nothing more than snapshots of information, had until recently to be physically transported or transmitted by fax. Digital documents, consisting of ordered yet still changeable information in the form of data from various sources, now find their way via the rapidly expanding system of computer networks. In the meantime the gap between electronic and physical documents has been closed: scanners convert physical documents into digital ones.

     Oce's activities have been strongly expanded in recent years, moving from the manufacture and sale of stand-alone machines to the management of complete document flows within an organisation. That relates to the production (compilation), distribution (both physical and digital), reproduction (on various carrier materials) and archiving (including retrieval) of documents in the widest sense of the word. As a result, Oce is involved in the active management of one of the critical success factors for effectiveness and productivity in office and design engineering practice (more value for money).

     Databases have always formed the basis for Oce's products in the area of high volume printing. By applying Oce's software and printing products, companies can handle the round-the-clock processing of enormous and constantly changing databases, e.g. containing policy conditions or telephone bills, to produce personalised, ready-to-send documents.

     By using the same basic technology and dedicated software for big databases it is also possible to produce single copies or small print-runs of technical manuals, but also of books, educational publications, graphic art or newspapers.

______

Wide Format Printing Systems

Oce holds a leading position world-wide as a supplier of wide format printing, copying and scan-to-file systems, mostly based on digital technology. The market for these systems, Wide Format Printing Systems, is growing on average by 2 to 4% per year. Oce is expanding its range every year by adding new machines and functional software and applications. Although Oce still supplies modern analogue machines, around 90% of the placements and more than 74% (1999: 71%) of the revenues (excluding Imaging Supplies) are digital. If supplies are included, almost 49% of revenues (1999: 46%) relate to digital technology.

     During the year under review revenues of the Strategic Business Unit Wide Format Printing Systems, including Supplies and Facility Services, increased by 15% from (Euro) 782 million to (Euro) 901 million. Excluding acquisitions and exchange rate effects, revenues increased by 3%. In 1999 the revenue increased by 1% from (Euro) 772 to (Euro) 782 million. After deduction of acquisitions and the effect of exchange rate changes, revenues decreased by 2.5%.

     In terms of the number of placements the good level of 1999 was continued. Profitability remained at a high level. During the year Oce presented new machines and software products, which will again reinforce Oce's leading position in this market in 2001 and 2002.

__

                         _______________________________________________________

                         Report of the Board of Executive Directors/
                         Operational developments

                         ______

Technical Documentation  In the market area served by the Business Group
Systems Technical Document Systems the number of placements of the Oce 9600 rose considerably. As had already become apparent in 1999, the number of placements of the Oce 9800 showed a slight decline in 2000. At the beginning of 2001 the successor to this machine was launched: the Oce TDS 800. This system, destined for centralised wide format printing by job printers and in-house production departments, is the world's most productive wide format printer.

                              For the low end of the wide format market Oce
                         introduced the Oce 9300, the world's first wide format LED printer based on the Oce 9400. Launched at the start of 2000, this favourably priced model (comparable in price to an inkjet printer) gives Oce an entry in a market segment that was to date dominated by inkjet machines.

                              The Oce 9400 itself, which still enjoys a high
                         level of placements, will be succeeded at the beginning of 2001 by the Oce TDS400. This model for printing, scanning and copying is intended for the decentralised workplace. It can perform all forms of document processing, from hard copying to the processing of digital files. It is the first Oce printer to use the original version of Adobe Post Script 3(TM) and PDF
                         (TM) and also the first wide format printer to offer a resolution of 600 dpi.

                              In March 2001 the Oce TDS600 will be launched,
                         the new release of the Oce 9600. The machine, destined for printing, scan-to-file and the finishing of technical documents, will be the most flexible system available on the wide format market.

                              Later in 2001 a further launch will be the
                         Oce TDS250, an improved low-end wide format printer. This machine, featuring high print productivity, is aimed at smaller technical work environments such as architectural design offices.

Colour printers for the  In 2001 a new colour inkjet printer will become
CAD market               available. Intended for networked applications, this
                         printer is highly suitable for presentations, utility drawings and geographical applications. Apart from colour prints the printer also produces very good black-and-white plots.

                              The intention is that the range will in future be
                         expanded to include machines manufactured entirely by Oce on the basis of a new inkjet technology developed in-house. This is a technology for the production of prints in full colour, in a limited print-run and with high quality definition.

Software The importance of software applications is growing further; a series of new releases, including updates of Engineering Exec and ReproDesk, have been added to the range. Engineering Exec consists of a range of software solutions for the effective printing and archiving of technical documents. At the beginning of 2001 version
                         3.0 of this program will be released.

                              ReproDesk is online software for job preparation
                         and execution, providing an electronic link between the job printer and his customers. Internet meanwhile also plays a role in this area and Oce has responded to that, not only with Oce-Net, but also via closer cooperation with Buzzsaw. ReproDesk, which has now become a standard in the wide format commercial reprographics market, will become available on the whole of the new TDS series in 2001.

                              The provision of complex system advice
                         (consultancy) to customers who want to make optimum use of Oce equipment in their business processes is increasing further in importance. Consultancy activities and the sale of products in the form of software already form a major source of earnings.

______

                         _______________________________________________________

                         Report of the Board of Executive Directors/
                         Operational developments

                         ________

Display Graphics         For a number of years Oce has also been active in the
                         Display Graphics market, which is based on a similar technology. This involves the production of wide format colour prints on various materials and in relatively small print-runs. Sales of machines and the related supplies are growing rapidly, though the overall size of this activity is still comparatively limited for Oce. For this market Oce is provisionally using bought-in engines which are equipped with Oce's own controllers and application software. In the year under review two new printers were added to the range: the Oce CS5050 and the Oce CS5070. In 2001 the
                         Oce CS5090 will be introduced. This printer, which can handle a maximum of eight colours, offers high quality, flexibility and a colour reproduction of unrivalled accuracy.

Japan As part of the further development of the Japanese market following the acquisition of NS CalComp Corporation, now called Oce-Japan Corporation, three machines have been adapted to meet the specific wishes and requirements of the Japanese market. The introduction of these specifically tailored products warrants the expectation that Oce-Japan will increasingly start to contribute to the further development of revenues and income.

                         ________

                         Document Printing Systems

Service in development   With the shift from analogue to digital technology and
                         from black-and-white to colour, fast-moving changes are taking place in the nature and content of servicing activities, particularly in the office market. In the wide format market, where digitisation was first introduced, that shift has already been completed. The high speed, high volume printers have been digital for years. All this means a major change-over for the service technicians, especially in the office market;
                         because of digitisation the technician now has to deal more and more with problems in the user's direct IT environment. In parallel with its efforts to achieve that change-over, Oce is also completely reorganising the service process itself with a view to greater efficiency and effective. During the year under review work was done on improved service methods in three countries as part of the Columbus Project. The concentration on specific aspects - call screening, population management, components management and visit planning - has quickly led to improvements. By having the first service contact screened via a call centre, supported by a computer with a knowledge base, a number of malfunctions can be remedied immediately. If a visit form a technician or a system specialist is still needed, he is fully prepared and can take along the right components. This enables very rapid response times and eliminates the need for a follow-up visit. In
                         2001 the methods will be further perfected and rolled out in the other countries.

                              The market for Document Printing Systems is
                         growing by about 3% per year. With its high volume analogue machines for the market Oce covers a considerable part of the office market, especially departments in which large numbers of prints and copies are constantly produced: central repro facilities, smaller data printing environments and offices in which a lot of prints and/or copies are made.

                              The market is very extensive (worth an estimated
                         (Euro) 36 billion) and competition is intense, but in the high and very high volumes Oce has acquired a strong position in Europe - also thanks to the productivity of its machines. In the United States Oce plays a relatively modest yet growing role.

                              In the office market a strong shift has been seen
                         in recent years from analogue to digital equipment. As a result, the stand-alone use of machines is being replaced by their use in networks.

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                         Report of the Board of Executive Directors/
                         Operational developments

                         _________

                         Oce is very much involved in the next stage in this development: using intelligent software applications to handle complex information and document flows via the network and the servers, controllers, scanners and printers within that network.

                              Despite the rapid digitisation of this market
                         there are still tens of thousands of analogue machines in operation on customer premises and these continue to generate a positive cash flow for Oce via lease contracts, service and supplies - and in a later stage possibly via remanufacturing. Oce discontinued the production of new analogue machines for the office market as from November 2000. Via remanufacturing and remarketing programmes Oce continues to place substantial numbers of analogue machines back in the market on a profitable basis.

                              Compared to the year 1999, Oce's performance in
                         the office market again showed an upward line in the year 2000. Including service, supplies and Facility Services, revenues increased from (Euro) 1,399 million to (Euro) 1,551 million. Autonomous growth amounted to 4% and the effect of exchange rates was 7%. In the previous year revenues increased with 2% of which 1% caused by the effect of exchange rates.

 Document printing       Via an ever-tighter focus on the high to very high
                         volume segment and by profiling itself more distinctly as a supplier of solutions for complex document flows and thus creating value for the customer, Oce is concentrating on the more profitable part of the office market. During the year Oce introduced a number of new machines and software products which will further strengthen Oce's profile in this segment of the market in the next few years.

                              Sales of the Oce 31 X 5 family (the Oce
                         3145/55/65) developed very successfully. Thanks to the addition of scanning functionality the number of application areas has been further extended, both for the repro and the office environment.

                              In 2001 Oce will be introducing a new family of
                         printers/copiers (85 ppm) alongside the Oce 31 X 5. This will comprise the Oce DPS200 for the productive market segment and the Oce DPS300 for the centralised work environment.

                              As from the second quarter of 2001 the Oce DPS400,
                         a very high volume Print-On-Demand printer/copier for the centralised work environment, will be ready for regular market shipment. This product will make a major contribution to the growth of the DPS activities.

Colour printers          The use of colour in the office environment is
                         undeniably on the increase, albeit less than was previously anticipated. The print volume is growing faster than the number of machines installed in the market. The bought-in machines that Oce currently has in its range have built up a good reputation and are being used both in the office environment and in print shops. This means that sales staff and service technicians have gained a wealth of experience in the area of colour technology.

                              The company's own colour printer/copier, the Oce
                         CPS700, will be launched in March 2001 at the CeBIT 2001 Trade Fair. Certain essential components of the machine have been redesigned, so that the required stability has now been largely achieved. The Oce CPS700 features a unique technology developed by Oce itself. The new Direct Imaging Process drums with seven colours in a monolayer system and the renowned CopyPress technology (further developed for colour) ensure constant quality of an excellent standard coupled with high productivity. The first shipments of this productive colour system to customers are scheduled for the fourth quarter of 2001.

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                              --------------------------------------------------
                              Report of the Board of Executive Directors /
                              Operational developments
                              ________

Software                      Software is playing a more and more crucial role.
                              Thanks to the application of Optical Character Recognition (OCR), it is relatively easy to use Oce equipment for advanced archiving systems. To handle this work Oce supplies software that harnesses the special features of Oce machines. The acquisition of Computer Gesellschaft Konstanz (now called Oce Document Technologies) has further strengthened Oce's potential in this area.

Network Printing Solutions    During the course of 2001 Oce will launch a series
                              of output management software products having the same basic properties that are traditionally associated with the Oce name: reliability, productivity, quality and ease of use. In this series Oce will be offering COM Works automatic job recognition and completion notification, whilst Oce DOC Works will provide central repro departments with easy and direct access to documents that have been created in a company's network. Oce Intra Logic provides the customer with web access for all printers and also forms a bridge to Oce e-Services.

                                   Oce Office Exec meets the output management
                              needs of users working in a decentralised environment.

                                   In November a joint venture was concluded
                              between Oce-Technologies B.V. and the Belgian software business Real Software Group N.V. The joint venture Oce-Real Business Solutions B.V. markets an innovative software product, called Var E-Docs, which enables customers to automatically create complex and personalised business documents using whatever data they wish. A great need exists for this product in ERP and e-business applications.
                              ________

                              Production Printing Systems

                              In the market for Production Printing Systems Oce is active with a complete and highly competitive range of high speed (>85 ppm) continued feed and cutsheet A4 printers. In the EPP (Electronic Production Printing) segment the market is growing by about 3% each year. Oce is one of the three leading suppliers. Both in Europe and in the United States Oce holds an important position in this market with a total market share of more than 25%. In the highest volume segments Oce is European market leader. That position is being strengthened further, for instance by offering advanced application software that simplifies and manages the document production process. An important plus-point here is that Oce equipment can process the data flows produced by machines made by two of its main competing suppliers. Oce's ultimate ambition is to be able to process data flows 'from any to any format' in this environment. The developments in recent years feature various separate trends, each having its own significance for the near future: a continuing strong importance of the paper document and, consequently, a strong growth in printing volume, an increasing demand for colour, both spot colour and full colour, and a growing demand for workflow management and document management systems.

                                   Revenues of the Strategic Business Unit
                              Production Printing Systems, including consumables and Facility Services, increased by 17% from
                              (Euro) 657 million to (Euro) 772 million.
                              Excluding exchange rate effects (8%), revenues went up by 9%. Profitability lity was maintained at a high level. In 1999 autonomous growth amounted to 6% whilst 1% resulted from exchange rate changes.

Electronic Production         The market for Electronic Production Printing has
Printing                      been affected by price erosion for quite some
                              time; last year prices were down by some 5%.
                              During the year under review, however, this was
                              more than offset by higher print volumes per
                              machine,
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                         Report of the Board of Executive Directors /
                         Operational developments

                         _________

                         higher revenues from software and services, a reduction in capital requirements, increased service efficiency and savings in head office and production costs.

                              In 2000 Oce installed fewer machines in this
                         market, but the volume per printer increased by about 7%. This links up with the growth that was apparent in the print volume and it also reflects the level of productivity (reliability and speed) of Oce machines.

                              In 2001 the Triplex system will be put on the
                         market. This configuration allows double-sided printing, including spot colour, at a very high speed. Peripheral equipment will also be launched to further boost the productivity of the high speed printers and print complete finished documents, including cutting and binding.

                              One of the ways in which Oce responded to the
                         demand for colour this year was by introducing the custom colour programme. The key to this is formed by the toner which can be produced in virtually all colours, for example in colours that exactly match house-style colours.

                              An important aspect of Oce's activities in the
                         high volume printer market is the success of its partnerships with leading hardware and software companies. Oce's printers are almost always installed in configurations with, at the one end, computer systems whose output they handle and, at the other end, finishing equipment. The versatility and flexibility of its machines and software make Oce a sought-after business partner. In the year under review Oce, in conjunction with the UK business IBIS, launched a machine that is able to process print output into booklets at high speed.

Software Oce anticipated the growing demand for workflow and document management systems by supplying specialised software packages to its customers at an early stage. In the meantime the proven PRISMA family of software solutions, which was again strongly extended this year, has been chosen as a basis for consultancy activities in this field. Within the PRISMA family the software products PRISMA-production, PRISM A-archive and PRISM A-audit are marketed.

                              In addition to Dokustar for Data Input the year
                         2001 will also see the launch of Recostar for Data Recognition.

                              These software products offer customers a tailor-
                         made package which manages the entire document flow within the high speed printer range, providing a guarantee of completeness and reliability.

Printing & Publishing    Oce's fast high volume printers are eminently suitable
                         for print-on-demand applications. This relates to the electronic production of printed matter (ranging from brochures to catalogues and books) in relatively short print-runs. Specifically for production runs containing data subject to frequent changes this is an excellent process. Via its specialised Printing & Publishing business group, Oce focuses explicitly on this market segment. Since this mainly involves activities in the printing industry market, which is still new for Oce, allowance has been made for a substantial investment in time and resources for the development and marketing of a complete range of equipment and software.

                              After a lengthy period of hesitation the printing
                         industry has meanwhile accepted electronic printing as an alternative for offset for smaller print-runs. Growth in this market has accelerated as a result. Partly thanks to its specialised software, high product quality and its close cooperation with partners, Oce was able to double its revenues in the Printing & Publishing segment last year.

                              During the year under review Oce introduced the
                         DEMANDSTREAM 8090 WEB (700 ppm) for this market.

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                         Report of the Board of Executive
                         Directors / Operational developments

                         _________
                         The book-on-demand printing systems, which had already been launched in the previous year, are also gradually finding their way into the printing industry. Particular interest exists on the part of publishers, who see this as a possibility of quickly producing small print-runs of books which, if they prove successful sellers, are either printed in offset or printed electronically as and when required and in the desired number. Concepts in which books are ordered via internet and are then produced somewhere in the world and shipped out to customers likewise offer attractive prospects.
                              Thanks in part to the application of the
                         Dicopress, Dicopack en Dicopage-colour printing systems (in cooperation with MAN Roland, formerly Chromapress of AGFA/Xeikon) Oce can supply this market with a full range of products and consultancy services.
                              In May 2000 at the five-yearly DRUPA, the biggest
                         trade fair for the printing industry, Oce presented its advanced digital print solution under the motto Go the Digital Way. Digital printing, as specialists also acknowledge, is the obvious link between electronic information and printed matter. For this fast-growing market segment Oce not only supplies the printers, but also guides its customers on their route to the digital future.

                         _______
                         Facility Services

                              To an increasing extent, companies and
                         organisations are moving out of or contracting out activities that they do not consider to be part of their core business. This trend towards outsourcing has been growing vigorously in the past few years; market growth in the USA, where the trend first emerged, amounts to some 25% and in Europe it is even as high as 35 to 40%.
                              The production and distribution processes for
                         documents are also being outsourced more and more often. Oce is excellently positioned to serve this market in which Facility Services take over the responsibility for managing document processes for customers. In Europe Oce is the second biggest supplier in this market segment, specifically handling reprographic activities and archiving services for bigger companies and non-profit organisations; in the USA the company holds a strong market position notably in the area of mail management and distribution.
                              Revenues of Facility Services increased world-wide
                         by 48% to (Euro) 290 million (1999: (Euro) 197 million and growth of 34%); this is equivalent to 9% of total Group revenues (1999: 7%). The growth in revenues occurred both in the United States and in Europe. These revenues are included in the revenues of the three Strategic Business Units: Wide Format Printing Systems, Document Printing Systems and Production Printing Systems. The Facility Services activities have more than 5,000 employees. Within the Facility Services Business Group organisational changes have been made to ensure that these activities can perform to their full potential.
                              The complexity of document processes is growing
                         all the time, particularly because of digitisation: information and communication technology serve as the facilitators of a new approach and bring greater effectiveness in the exchange of information and a more efficient deployment of people and resources. For customers who have outsourced these processes to Oce as a partner, Oce can harness its specific expertise, software and equipment to meet future market demands and also to help achieve the customer's business objectives. Oce does not limit itself to its own products, but also handles the integration with other elements in the customer's IT infrastructure. Facility Services completes the Oce offering of products and services and boosts the synergy effect for the customer: the products, solutions and

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                         Report of the Board of Executive Directors /
                         Operational developments

                         _______
                         services from all Strategic Business Units are optimally dovetailed to fit the operational processes for which the customer has transferred responsibility to Oce Facility Services.

                         _______
                         Imaging Supplies

                         In this highly competitive market Oce succeeded in maintaining its results and expanding its market positions in 2000. Revenues for 2000 rose by around 11% to (Euro) 459 million (1999: (Euro) 414 million) and, if exchange rate effects are eliminated, revenues rose by 2%. In the previous year the revenues went down with 1%. This represents 14% of total Group revenues (1999:
                         15%). These revenues, including those of Arkwright, form part of the revenues of the three Strategic Business Units: Wide Format Printing Systems, Document Printing Systems and Production Printing Systems. With a volume growth of 7%, profitability came under pressure, principally because of the accelerated phase-out of diazo materials and a further shift from speciality carrier materials to plain paper.
                              Via its Business Group Imaging Supplies Oce
                         primarily serves Oce customers with a range of wide format paper and A4 paper for cutsheet applications and normally Oce also supplies consumables for use with third-party equipment. However, specifically the materials for printing-industry applications and for small users (SOHO) are also channelled via specialised dealers.
                              In this market e-commerce has meanwhile become an
                         important instrument; Oce has developed and introduced an e-business model for the Dutch market enabling customers to place direct on-line orders. This system will be rolled out to the other countries in 2001.
                              Thanks to a combination of effective sourcing,
                         order processing, logistics and prices, Oce is also able to give commodity products a sought-after and remunerative positioning in the market. For the new markets (Display Graphics) Oce has in introduced a number of special new products based on its expertise in the area of coatings. The American Oce business Arkwright is building up a strong range for this market. For use with Oce's own colour printer/copier customers can choose from an extensive range of supplies specially developed for use in colour printers.
                              The existing A4-format cutsheet range is currently
                         being adapted for use with Oce high speed printers.
                              During the year under review Oce drastically
                         rationalised its manufacturing operations for imaging supplies. The product range has been rationalised and the results of these measures will start to show through in 2001.
                              The factory in Chateauroux (France), which is
                         mainly engaged in the coating and conversion of diazo and inkjet consumables, has been transferred to third parties but will continue to produce for Oce on a contract basis. The manufacturing facilities in Switzerland have been closed down and the production and sales of transfer materials have been relocated to Arkwright (USA) where the coating activities for speciality materials have now been concentrated. The American coating facilities have meanwhile been reduced from five sites to three.

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________________________________________________________________________________
Report of the Board of Executive Directors/Technology and systems

________
Research & Development (R&D)

Oce has a total of eight centres for R&D. The biggest centre is located in Venlo and focuses on the development of machines, consumables (photoconductors, toners and other strategic materials) and hardware and software for wide format printing and document printing. The R&D department in Poing (Germany) concentrates on the development of high speed, high volume printers and the related supplies and software. Software development is handled by the centres in Creteil (France), Namur (Belgium), Konstanz (Germany), Cleveland (United States) and in Japan. Lastly, the R&D department of Arkwright (United States) is responsible for developing speciality carrier materials for wide format and document printing applications.

     In the past year a great many products were channelled from R&D through to the manufacturing departments. The majority of these will be officially introduced in 2001.

     For the wide format market the entire range of black-and-white printers has been updated and modernised. In addition, the inkjet range has been expanded in cooperation with third parties.

     In the office market both the 100 ppm Oce DPS400 black-and-white printer/ copier and the totally renewed colour printer Oce CPS700 are leading new products. Development work on a set of controllers and application software has also been completed. This will ensure that the unique reputation that Oce has in hardware is continued in its system products. Part of Oce's mission is to supply users with simple and user-friendly software that provides optimum support for its hardware products, as our systems are in fact aimed at boosting the productivity of the end-user.

     Besides the many product launches, good progress was also booked with the development of our own in-house inkjet technology. The pioneering nature of this technology has also been recognised in Europe, as was reflected by the subsidy of a maximum of (Euro)22.7 million approved for the relevant project by the European Commission.

     The patents portfolio was strengthened considerably, with new patents being granted in many different fields. Fulfilling the complex and challenging work involved in R&D requires ongoing investment in human resources and in the design processes and related tools. The year 2000, for example, saw the full introduction in Venlo of 3D-CAD design procedures. A new PDMS (Product Data Management System) is also being implemented for use not only by R&D, but also by Oce's manufacturing departments and by suppliers. Via this system all information is available to all participants and can be consulted at any time.

     Cooperation between the Dutch and German R&D departments was further intensified during the year under review. This has resulted in a number of concrete projects, notably for the development of toners and photoconductors. For a major project in the area of high volume printers an OPC (organic photoconductor) has been further developed to handle speeds of up to 250 ppm.

     In Creteil the new generation controller for wide format systems has now been upgraded to make it suitable for application in products such as the high speed Oce TDS800 printer. The next step in controller development work is expected to be the addition of colour functionality.

     Within Oce's R&D facilities different technological disciplines work together in project groups to develop new technology relating to all conceivable developments in the areas of document handling and printing.

--
42

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               _________________________________________________________________

               Report of the Board of Executive Directors/Technology and systems

               _____
               Software development represents one of the major challenges in this field. Since the introduction of the first digital wide format printers/copiers, various sites within Oce and Oce partners all over the world have developed software packages to ensure the smooth operation of our machines within users' networks.
                    The greater the software content of Oce's products, the more important it becomes to have an effective organisation to develop and market this software. More than anything, the increasingly dynamic nature of the market requires ongoing changes. Alongside the tried and tested organisation structure for hardware, a dedicated form of organisation will be introduced for software to provide us with a better basis for a successful software business.
                    The principal areas in which results can be achieved are
               improved feedback from the market, a short time-to-market and a fast market introduction. One of the crucial aspects here is the establishment of Competence Centres: small product development units which focus fully on one market area and whose efforts are directed at achieving a short term goal. This project will be implemented in detail in 2001 and will primarily have a positive impact on the effectiveness of software development efforts. It will also form the key to optimum cooperation between the various R&D sites.
                    An essential element of the strategy is that we will not
               develop all the software ourselves but will, where possible, do this in partnership with third parties. Important partners include EFI in the area of colour controllers, Zylab (intelligent search and retrieval systems) and Adobe (printer software).

               _____

               Manufacturing & Logistics

 Assembly The assembly activities in Venlo have traditionally been confronted with widely fluctuating production volumes. To ensure an optimum workforce level -- also in cases of varying demand -- flexible manpower resources are deployed. The expectation is that, to keep pace with demand, production will again have to be substantially boosted in the next few years, bringing it to above its peak level of 1998. By sourcing at an increasingly higher level of aggregation (complete units), by transferring part of the assembly operations to Pardubice (Czech Republic) and by substantially boosting productivity, it is expected that the strong growth in demand can be handled by a smaller workforce than at present. Although the Manufacturing Excellence project, which also involves a change-over to flow-production, has not yet been fully implemented, considerable productivity gains have already been realised. In Pardubice a new assembly hall was opened which will also produce modules for the new Oce DPS400.
                    At the beginning of 2001 the assembly facilities in Guerande
               (France) were transferred to Manufacturing Services Ltd. (MSL). MSL will continue to produce for Oce on a contract basis. That business will therefore continue to be Oce's biggest supplier of scanners, folders and integrated circuit boards.

 Logistics     From its main production centres Oce supplies machines, imaging supplies and service parts to more than eighty countries. Until recently this involved intermediate local storage. At the moment a far-reaching centralisation of the logistics operations is under way.
                    The centralisation of supplies to the European service
               organisation from Venlo and Poing was completed during the year under review. This has had the sought-after result: a reduction in stock levels whilst maintaining or even improving the delivery performance. For Asian markets a supply centre has been established in Singapore.

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                               Report of the Board of Executive
                               Directors/Technology and systems


                               In 2000 the distribution of imaging supplies was handled by an advanced warehouse near Venlo for an initial series of countries. Experiences with this contracting-out project have been good; in 2001 the other countries will also be supplied from a central location.
                                   With effect from 2000 Oce started to supply
                               machines from the assembly facilities direct to customers. This implies the closure of intermediate storage facilities in the countries and in many instances also the closure of the workshops which carry out repair and modification activities. Both in Venlo and in Poing con-figuration centres have been established where final assembly takes place to individual customer specifications, after which the machines are made ready for shipment.
                                   In the meantime the shipment flow of (WFPS
                               and DPS) machines for the United States is also being coordinated from Venlo. Tracking and tracing systems enable the movements of the orders to be precisely monitored and pinpointed.

 Manufacturing                 In 2000 the diazo coating activities in Venlo
                               were discontinued after operating for almost eighty years. At the end of October a second OPC plant became operational. It produces the large numbers of photoconductors required for the Oce
                               31 X 5 family and the new Oce DPS 400. Some
                               (Euro) 12 million was invested in the complete renewal and redesign of the toner plant. The plant is suitable for the production of toners for black-and-white and colour machines. It can also produce binary toners.
                                   Consumables are the fastest-growing activity
                               in the Venlo manufacturing facilities. On the basis of a strategic stock customers all over the world can be supplied direct. At the end of the year under review Oce also acquired the licence to manufacture the toner that is used in the high speed, high volume Production Printing Systems machines.

 Recovery and remanufacturing  As noted earlier, there is still an enormous installed base of modern analogue machines which not only perform excellently but also generate a good cash flow. Via population management Oce will wherever possible keep these machines operational in the suitable market segments, possibly after refurbishing or remanufacturing.

                                   Due to the high demand for remanufactured Oce
                               3045 machines, the factory in Prague was expanded strongly over the past year and is operating at full capacity. On an annual basis some 5,000 machines are overhauled there and placed back in the market. In the meantime the first digital machines (Oce 3165) are also being returned from the market for remanufacturing.

____
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          ______________________________________________________________________
          Report of the Board of Executive Dircctors/ Sustainable development


          ______
          Oce is a business of and for people. A company which - together with its products, but also with its production processes, facility services and consultancy -- stands in the midst of society. Oce is aware that the company's continuity is dependent on the extent to which it shows responsibility towards society, people, raw materials and the world we live in. Oce is therefore committed to playing its role in promoting sustainable development. That means creating optimum conditions in which safety, health, the environment and people are paramount.

               As Oce's mission statement clearly emphasises, the company aims to enable people and organisations to exchange information efficiently and effectively. That calls for various preconditions to be met: access to and a command of the most advanced technology and a thorough knowledge and expert awareness of the actual markets in which Oce operates. People are essential to the achievement of both these conditions and it is Oce's ambition to continue to create the challenging and inspiring environment in which the best people can work to find new solutions to fulfil the Oce mission.

          ______
          Personnel & Organisation
          As mentioned earlier, the recruitment of new personnel, the provision of training and career monitoring are crucial factors for the business. The strategic trends (from analogue to digital, from black-and-white to colour and from hardware to a combination of hardware, software and services) impact on the competencies required of employees.

               In the year under review intensive training programmes were implemented to teach employees the required new competencies, both in our operating companies and in Venlo and Poing. To do this we use the latest training techniques, such as workshops for problem-based training and e-learning in which self-tuition packages are offered via the web. The previously described restructuring of software activities is focused on creating an organisation specifically dedicated to the development and marketing of software, solutions and services. As a follow-up to this, initiatives were taken to give the country organisations the same focus. A new HRM (Human Resource Management) policy has therefore been introduced to map out the required competencies and to set the necessary change management process in motion. The needed acceleration of this change process also gave rise to the Workforce Campaign 2000, which was implemented during the year under review with the aim of speeding up the change-over to employees with digital skills. One of the reasons for this campaign, which involved education and training courses and the recruitment of new employees, was the reduction in the population of analogue products.

               The outcome of this project was that over the past year a large number of employees moved to another job, also within the business. Those affected were provided with every assistance in making the transition. It had been noted earlier that particularly some of the personnel engaged in service activities might experience practical problems as a result of the new requirements set by the change-over to digital. The refocusing on service, as was achieved for example via the Columbus Project, has had a pronounced effect on the size and composition of the personnel. Full implementation of the new service methods throughout the business is expected to deliver a further improvement in efficiency.

               Ongoing modernisation and professionalisation of the Human Resources Management policy is an important strategic issue if the Oce Group is to realise its ambitions. The aim is to optimise the performances (output) of employees by applying an integrated policy in the area of competencies management, job evaluations

          ______
          48

                         _______________________________________________________

                         Report of the Board of Executive Directors /
                         Sustainable development

                         -------              -------------------------------------      -------------------------------------------
                         Distribution of      2000                                       1999
                         employees by         -------------------      ------------      -------------------        ----------------
                         geographical areas   number                   as %              number                     as %
                         -------              -------------------      ------------      -------------------        ----------------
                         Netherlands                        3,962                18                    4,155                      19
                         Germany                            3,417                15                    3,144                      14
                         France                             1,491                 7                    1,606                       7
                         United Kingdom                     1,075                 5                    1,104                       5
                         Rest of Europe                     3,349                15                    3,454                      16
                         United States                      7,810                35                    7,103                      33
                         Rest of the world                  1,149                 5                    1,191                       6

                                              -------------------      ------------      -------------------        ----------------
                         Total                             22,253               100                   21,757                     100
                         -------              -------------------------------------      -------------------------------------------
                         Distribution of      2000                                       1999
                         employees by         -------------------      ------------      -------------------        ----------------
                         types of work        number                   as %              number                     as %
                         -------              -------------------      ------------      -------------------        ----------------
                         Research &
                         Development                        1,863                 8                    1,780                       8
                         Manufacturing &
                         Logistics                          3,258                15                    3,507                      16
                         Facility Services                  5,279                24                    4,198                      19
                         Sales                              4,753                21                    4,926                      23
                         Service                            5,059                23                    5,322                      25
                         Accounting and
                         other                              2,041                 9                    2,024                       9

                                              -------------------      ------------      -------------------        ----------------
                         Total                             22,253               100                   21,757                     100


                         remuneration and labour mobility. A unique part of this is formed by a competencies management approach which concentrates not only on improving competencies of individuals but also of teams. The effectiveness and efficiency of training is further boosted by a more focused training policy so that the large amounts of new learning areas are offered on a need-to-know basis. This means that around 20% of the subjects are taught via direct knowledge transfer, with 80% being made available as pull information. The rapidly climbing average level of education at Oce marks the transition from a product-oriented organisation to a knowledge organisation.

                              Recruitment of ICT-trained employees is of eminent
                         importance in this context. Particularly in this category, obtaining good quality candidates is no easy task. The number of spontaneous job applications decreased further last year due to the very tight labour market. The war for talent is being fought very fiercely. In consequence, our policy for communication with the labour market is being adapted to take the changed labour market conditions into account.

Safety and health        Our objective is to increase further the commitment and
                         sense of responsibility of employees for safety and health. The high pressure of work and the major changes that marked the past year were therefore the subject of careful monitoring and attention.

_____

________________________________________________________________________________
Report of the Board of Executive Directors/Sustainable development

_____

Oce and the environment

Over the years Oce has built up a reputation as a company with a high level of social responsibility. Ever since the company's foundation, now more than a century ago, much attention has always been devoted to safety, health and the environment. As an industrial company Oce is aware of its responsibility to contribute to sustainable development by acting as a careful steward of raw materials and energy for the benefit of future generations. That responsibility is reflected at Oce in the development of new products and production processes.

     Oce is aware that external requirements and targets for sustainable development are constantly changing. This calls for ongoing attention for this issue, which leads to continuous improvements in a technological and organisational respect. During the design of an Oce product much attention is devoted in particular to energy-efficiency, reliability, convenience of use and a long lifetime. Care is also taken not to use materials containing dangerous substances and to avoid using substances that might affect the ozone layer. Products are designed in such a way that at the end of their useful lifetime the machines can easily be dismantled and the components are suitable for re-use or can be recycled as separate materials. At Oce machines taken back from the market are dismantled on an industrial scale and the components are in turn made suitable for new applications through re-use or recycling. Waste materials are kept to an absolute minimum and are disposed of in an environmentally responsible manner. That brings a full-circle close to the lifecycle of a machine.

     Oce machines have an outstanding market reputation for their long useful life time, low ozone emission and the fact that their toner wastage is almost zero. A large proportion of Oce systems carry the USA ENERGY STAR(R) label in recognition of their low energy consumption. Thanks to the application of the unique Oce Copy-Press technology Oce machines are highly accurate and reliable, which reduces needless paper usage and allows our customers to keep stocks of printed matter at a low level.

     Oce pursues an active policy in the areas of safety, health and environmental protection. As part of this, regular risk inventories and evaluations are conducted. The aim is to identify each risk in the above areas in good time and to take appropriate action.

     Long before the decision was taken to apply for certification for the manufacturing facilities, care for the environment had already been an active element in the conduct of the business. Meanwhile the biggest manufacturing facilities, those in the Netherlands and Germany, have been awarded environmental certification according to the ISO 14001 standard. This certification helps to safeguard the environmental performance standard that has been achieved and encourages efforts to make further improvements, also in the interests of the continuity of our company.


Venlo, January 29, 2001

The Board of Executive Directors
R.L. van Iperen, chairman
J.F. Dix
H.J.A.F Meertens (until September 30, 2000)
G.B. Pelizzari

____

______                              _____________________________________
January 2001                        Directors Central Services

                                    _______

                                    Strategic Business Units
Wide Format Printing Systems        M.J.A. Frequin


Document Printing Systems           P.J.J.G. Nabuurs

Production Printing Systems         W. Gemmel and P. Feldweg
                                    _______

                                    Business Groups
Imaging Supplies                    A.P. Langendoen*

Facility Services                   M.C. Kingmans*
                                    _______

                                    Corporate Staff
Secretariat of the Company,         J.M.M. van der Velden
Legal Affairs

Corporate Personnel and             P.H.G.M. Creemers
Organisation

Finance and Administration          C.F. Lindenhovius
                                    _______

                                    Central Operating Company Venlo
Venlo Executive Committee           P.H.G.M. Creemers, chairman
                                    N.J. Koole
                                    W.H.M. Orbons

Manufacturing and Logistics         N.J. Koole

Research and Development            W.H.M. Orbons

Personnel, Organisation and         P.H.G.M. Creemers
Services

See also page 5.                 *  Assistant-Director

                                    ____

__________                  ________________________________________________________________________________________________________
January 2001                Principal companies and their chief executives*
                            ________

                            Europe
Belgium                     Oce-Belgium N.V./S.A.              J. van Boerdonk             Brussels                    (2)7294811
                            Oce-Interservices N.V./S.A.        J. van Boerdonk             Brussels                    (2)7294861
                            Oce Software Laboratories          B. Hucq                     Namur                       (81)559611
                            Namur S.A.
Denmark                     Oce-Danmark a/s                    H. Risor                    Copenhagen                  (43)297000
Germany                     Oce-Holding Deutschland            A.A.J. van Driel and        Mulheim/Ruhr                (208)48450
                            G.m.b.H.                           P. Feldweg
                            Oce-Deutschland G.m.b.H.           A.A.J. van Driel and        Mulheim/Ruhr                (208)48450
                                                               S. Landesberger
                            Oce Printing Systems G.m.b.H.      P. Feldweg and              Poing                       (8121)724031
                                                               W. Gemmel
                            Oce Document                       M. Mertgen                  Konstanz                    (75)31874010
                            Technologies G.m.b.H.
France                      Oce-France S.A.                    A. Gimenez                  Noisy-le-Grand              (1)45925000
                            Oce-Print Logic
                            Technologies S.A.                  J. van Stratum              Creteil                     (1)48988000
Hungary                     Oce-Hungaria Kft.                  G. Nemeth                   Budapest                    (1)2361040
Ireland                     Oce-Ireland Limited                R. Thompson                 Dublin                      (1)4039100
Italy                       Oce-Italia S.p.A.                  G. Seno                     Milan                       (02)927261
Netherlands                 Oce-Technologies B.V.              P.H.G.M. Creemers           Venlo                       (77)3592222
                            Oce-Nederland B.V.                 J.J. Kwaak                  's-Hertogenbosch            (73)6815815
                            Arkwright Europe B.V.              J.R. Marciano               Venlo                       (77)3825315
                            Oce Real Business
                            Solutions B.V. (50%)               J.A.M. Hageman              Venlo                       (77)3592222
Norway                      Oce-Norge A.S.                     O. Fondevik                 Oslo                        (2)2027000
Austria                     Oce-Osterreich Ges.m.b.H.          C. Schennet                 Vienna                      (1)86336
Poland                      Oce-Poland Limited, Sp. Z o.o.     M. Kozlowski                Warsaw                      (2)28683079
Portugal                    Oce-Lima Mayer S.A.                Th. de Lima Mayer           Lisbon                      (21)4125700
Spain                       Oce-Espana S.A.                    A. Aznar de Argumosa        Barcelona                   (93)4844800
Czech Republic              Oce-Czech republic s.r.o.          I. Konecny                  Prague                      (2)44010111
United Kingdom              Oce (UK) Limited                   M.J. Cornish                Loughton                    (20)85085544
Sweden                      Oce Svenska AB                     F.O. Nilsen                 Stockholm                   (8)7034000
Switzerland                 Oce (Schweiz) A.G.                 J.Th.M. van der Mars        Glattbrugg                  (1)8291111
                            ________

                            North America
United States               Oce-USA Holding Inc.               G.B. Pelizzari              Chicago, ILL                (773)4443762
                            Oce-USA Inc.                       G.B. Pelizzari              Chicago, ILL                (773)7148500
                            Oce Printing Systems USA, Inc.     T. Long                     Boca Raton, FL              (561)9973100
                            Arkwright Inc.                     J.R. Marciano               Fiskeville, RI              (401)8211000
                            Archer Management                  M.D. Weiner                 New York, NY                (212)5022100
                            Services, Inc.
                            Oce Groupware                      D. Bower                    Cleveland, OH               (216)6879970
                            Technology, Inc.
Canada                      Oce-Canada Inc.                    S. Goodall                  Toronto                     (416)2245600

* Where holdings are less than 95% of the equity, capital percentages are stated. A list of affiliated companies is available for public inspection at the Commercial Registry, Venlo, in conformity with the provisions of Article 379, Book 2, of the Dutch Civil Code.

______

__________                 _______________________________________________________________________________________________________
                           Principal companies and their chief executives
                           ___________

                           Asia/Pacific
Australia                  Oce-Australia Limited                 P.W.M. Thomassen                Scoresby         (3)97303333
China                      Oce Office Equipment                  N.W. Kooij                      Beijing          (10)65281200
                           (Beijing) Co., Ltd.
                           Oce Office Equipment                  N.W Kooij                       Shanghai         (21)62729698
                           (Shanghai) Co., Ltd.
Hong Kong                  Oce (Hong Kong China) Ltd.            N.W. Kooij                      Hong Kong        25776064
Japan                      Oce-Japan Corporation (85%)           K. Mukozaka                     Tokyo            (3)54026100
Malaysia                   Oce Malaysia Sdn. Bhd.                M. Sak                          Petaling Jaya    (3)7584088
Singapore                  Oce (Singapore) Pte. Ltd.             C. Wilson                       Singapore        (8)462381
Taiwan                     Oce (Taiwan) Ltd.                     R. Dohmen                       Taipei           (2)26516516
Thailand                   Oce (Thailand) Ltd.                   M.A.M.E. van Mierlo             Bangkok          (2)2607133
                           ___________

                           Other countries
Brazil                     Oce-Brasil Comercio e                 S. Notermans                    Sao Paulo        (11)36222200
                           Industria Ltda.
South Africa               Oce Printing Systems                  T. Venediger                    Johannesburg     (11)2586000
                           (South Africa) (Pty.) Ltd.
                           ___________

                           Direct Export
Netherlands                Oce Direct Export                     J.W. Verschaeren                Venlo            (77)3592222
                           ___________

                           Lease companies
Australia                  Oce-Australia Finance Pty. Ltd.       P.W.M. Thomassen                Scoresby         (3)97303333
Germany                    Oce-Deutschland                       L. Bockholts                    Mulheim/Ruhr     (208)48450
                           Leasing G.m.b.H.
France                     Oce-France Financement S.A.           A. Gimenez                      Saint-Cloud      (1)45925055
Spain                      Oce-Renting S.A.                      E. de Sus                       Barcelona        (93)4844800
United Kingdom             Oce (UK) Finance Limited              N. Anderson                     Loughton         (20)85085544
United States              Oce-Credit Corporation                S. Schulein                     Purchase, NY     (914)6941116
                           ___________

                           Minority holdings
Cyprus                     Heliozid Oce -Reprographic            25%
                           (Cyprus) Ltd.
Germany                    Interface A.G.                        11%
Hungary                    Szenzor Szamitokozpont Kft.           34%
Singapore                  Datapost Pte. Ltd.                    30%

                           _____________________________________________________
                           List of terms and abbreviations

                 Analogue In relation to copiers: producing a copy with the aid of a photo-lens in a stand-alone machine; the opposite of digital (see below).

         Asset management  Organisation and management of assets within a company.

    Book-on-demand system  Digital printing system used for the printing of books.

        Business Graphics  Materials (supplies) for making high quality colour prints, especially on transparent film for presentations (see also Display Graphics).

                      CAD Computer Aided Design: Designing with the aid of the computer.

           Call screening  Using the computer to receive a call for a service visit and to determine the technical and logistic urgency of that call.

`Captive' lease companies  Lease companies with which fixed contracts have been concluded.

Coating Applying a special (usually chemical) layer to paper or polyester.

    Continuous-feed paper  Technology in which fanfold paper (paper folded in a zigzag pattern) is fed continuously through the printer.

               Controller  In relation to printer systems: an electronic device which converts input data into a format which can be understood by the printer.

      CopyPress technique  System in which the toner is `pressed' into the paper to produce copies with the same quality as offset printing.

                Copy shop  Business that specialises in making copies and prints for third parties.

         Cutsheet printer  Printer which is fed with loose sheets of paper (as opposed to fanfold and roll feed).

                    Diazo Abbreviation of the word diazonium, a compound which is coated onto paper so that images can then be developed on the paper after exposure to light; a process formerly known as dyeline printing.

                  Digital In relation to copiers and printers: producing a copy or print by means of laser or LED exposure, in a machine which can be linked up to a network; used here as the opposite to analogue (see above).

             Digitisation  The conversion of information into digital codes.

   Direct Imaging Process  System in which the image is transferred direct from drum  the exposure drum to the copying material.

         Display Graphics  Large format colour prints of images, e.g. on posters, banners and billboards.

      Document management  All activities involved in the preparation, copying/
                           printing and finishing of documents.

        Document Printing  (Previously known as Office Systems). Used by Oce to
                  Systems refer to the market for copying and printing in office environments.

           dpi resolution  Dots per inch resolution: indicates the degree of detail shown on a print.

               E-business  Buying and selling and paying for articles/products via the Internet/Intranet.

              EDP segment  Electronic Data Processing: market segment in which the processing of information by computers is the main activity.

    Electronic Production  Production (printing) and processing of documents in
                 Printing  high volumes.

                      ERP Enterprise Resource Planning: planning of business activities using specially developed software.

                   Engine  Complete driver and controller unit for a printer.

        Facility Services  Where the supplier of certain products handles the work involved in the use of those products;
                           specifically in those cases where Oce performs copying and printing activities on a customer's premises at that customer's request.

          Fanfold printer  High volume printer for processing fanfold
                           (continuous-feed) forms.

              Full colour  Image reproduced entirely in colour.

             Hard copying  Processing a document in printer to produce a version (hard copy) on paper or another carrier material.

          Human resources The recruitment and development of personnel to management fulfill posts within a business.

          ICT development Capacity based on developments in information and capacity communication technology.

         Imaging Supplies  Materials which are used (mainly as information carriers) in copying, printing and plotting, e.g. paper, films, labels etc.

        Inkjet technology  Specific printing technology in which fine droplets of ink are used to build up the printed image.

                Interface  As used at Oce: refers to a computer-based com-
                           munication system between user and central repro department.

              Job printer  A business specialising in making copies and
                           prints for third parties.

       Matching principle  Buying in articles as much as possible in the same areas where the relevant sales are achieved.

       Need-to-know-basis  Level of knowledge needed by an employee to perform a job effectively.

         Network Printing  Using printers and servers to provide solutions for
                Solutions  the reproduction of documents in networks (chiefly in office environments).

                      OCR Optical Character Recognition: technology enabling characters (e.g. letters, numbers etc.) to be optically scanned and input into a storage device.

        One-stop shopping  Buying in as many products and services as possible from one single supplier, such as copiers, printers, system software, service support as well as their financing.

        One-stop supplier  A supplier who can provide as many services as possible, including copiers, printers, system software, service support as well their financing.


                           ________

                         ______________________________________________________

                         List of terms and abbreviations

                  OPC Organic Photoconductor: light-sensitive and durable photoconductor (drum) for transfer of images to copying material.

          Outsourcing    Contracting out the total package of copying, printing
                         and finishing activities to the supplier (in this case
                         Oce).

Pay-out/pay-out ratio    The proportion of the net income that is distributed in
                         the form of dividend.

          Plain paper    Ordinary (untreated) paper.

             Plotting The analogue or digital printing of designs (mostly technical drawings) produced using CAD systems.

                  ppm Prints per minute: used to denote the speed of a machine's output.

            Pre-press    Preparatory activities prior to printing,

             Printing The (repeated) production by a printer of an original document using data stored in a digital memory.

Printing & Publishing    Printing and finishing complete publications in
                         relatively small print-runs for a client.

   Printing-on-Demand    Digital printing system for producing big or small
                         print-runs as and when required.

     Print resolution    Indicates the quality of a print. Resolution is
                         expressed in dots per inch (dpi).

  Production Printing    Used by Oce to refer to the market for printing systems
              Systems    as an application area.

     Pull information    Tuition and training information that becomes avail-
                         able at the moment it is required for the performance of the job.

         Refurbishing    The complete overhaul of a machine.

      Remanufacturing    Replacing certain machine components and making the
                         required adjustments to settings so that the machine will operate as new when placed in the market again.

                  SBU Strategic Business Unit: the Oce business structure for each application area.

              Scanner Machine that reads an image digitally and then stores it in digital form in a memory device.

         Scan-to-file    Digital scanning function in a machine. Used to store
                         information in digital form.

               Server System that organises and controls the 'traffic' between computers and the printer(s) connected to them.

          Spot colour    Localised transfer of colour to the carrier material,
                         in contrast to full transfer of colour (full colour).

          Stand-alone    A copier or printer which is not coupled up to a
                         network.

                 Swap Interest rate hedging instrument used to change the type of interest rate (fixed or variable) attached to a loan. Also used as a verb: to swap.

            Technical    The copying and printing of wide format drawings in

Documentation Systems    technical environments, such as design engineering
                         offices, factories and architectural design offices.

 Tracking and tracing    Administrative system that enables an order to be con-
               system    stantly followed and monitored as it moves through the
                         logistics chain.

              US GAAP American accounting principles (United States Generally Accepted Accounting Principles).

       Volume segment    Internationally accepted industrial standard for
                         classifying the copying and printing markets into segments based on the number of copies or prints produced per machine per month.

 Wide Format Printing    (Previously known as Engineering Systems). Used by
              Systems    Oce to refer to the market for machines and supplies
                         for copying, printing and plotting of large format documents.

  Workflow management    The organisation and management of projects.

                         _____

                         95